Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 6th day of February 2014 (the “Effective Date”) by and between Aeroflex Incorporated, a Delaware corporation, with its principal office located at 35 South Service Road, Plainview, NY 11803 (together with its successors and assigns permitted hereunder, “Aeroflex”), John E. Buyko, who resides at 28 Beaumont Drive, Dix Hills, New York 11747 (hereinafter “Buyko” and together with Aeroflex, the “Parties”).

WITNESSETH:

WHEREAS, the Parties entered into an Employment Agreement made and entered into as of August 15, 2007, as last amended and restated on August 28, 2013 (the “Prior Agreement”) under which the Parties agreed upon the terms pursuant to which Buyko would be employed by Aeroflex as further described therein, and

WHEREAS, the Parties desire to amend and restate the Prior Agreement in its entirety as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

(a)          “Beneficiary” shall mean the person or persons named by Buyko pursuant to Section 11 below or, in the event that no such person is named who survives Buyko, his estate.

(b)          “Board” shall mean the Board of Directors of Aeroflex.

(c)          “Cause” shall mean:

(i)          Buyko’s conviction of a felony;

(ii)         continued failure of Buyko to perform his obligations under this Agreement for a period of thirty (30) days following receipt of written notice to Buyko of such failure;

(iii)        willful malfeasance or willful misconduct in connection with Buyko’s duties or any act or omission which is injurious to the financial condition or business reputation of Aeroflex or its affiliates; or

(iv)        a breach by Buyko of the provisions of Sections 8 or 9 below to the demonstrable and material detriment of Aeroflex.

Notwithstanding the foregoing, in no event shall Buyko’s failure to perform the duties associated with his position caused by his Disability constitute Cause for his termination.

(d)          “Change in Control” (which in all respects shall satisfy the requirements of a “change in control event” as set forth in Treasury Regulations § 1.409A-3(i)(5)), shall mean the occurrence of a “change in the ownership”, a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company determined as follows:

(i)          a “change in the ownership” of the Company shall occur on the date on which any one person or more than one person acting as a group, directly or indirectly, acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50%of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulations § 1.409A-3(i)(5)(v); provided, however, if any one person or more than one person acting as a group is considered to own already more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a “change in the ownership” of the Company (or to cause a “change in the effective control” of the Company as contemplated in (i) and (ii) below); provided, however, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by or from the Company or any corporation or other entity in which the Company owns or controls, directly or indirectly, at least 50 percent of the total combined voting power represented by all classes of stock issued by such corporation, or in the case of a noncorporate entity, at least 50% of the profits or capital interest in such entity or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (B) any acquisition by an individual who as of the Effective Date is a member of the Board, (C) any acquisition by any underwriter in any firm commitment underwriting of securities to be issued by the Company, or (D) any acquisition by any corporation (or other entity) if, immediately following such acquisition, 50% or more of the then outstanding shares of common stock (or other equity unit) of such corporation (or other entity) and the combined voting power of the then outstanding voting securities of such corporation (or other entity), are beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding voting securities of the Company in substantially the same proportions, respectively, as their ownership immediately prior to the acquisition of the stock and Voting Securities (collectively with (A), (B), and (C), the “Exempt Acquisitions”);

(ii)         a “change in the effective control” of the Company shall occur on the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; provided, however, that none of the Exempt Acquisitions shall constitute a Change in Control;

(iii)        a “change in the effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election, as determined in accordance with Treasury Regulations § 1.409A-3(i)(vi); and

(iv)        a “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person or more than one person acting as a group, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5) (viii); provided, however, a transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” of the Company when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation § 1.409A-3(i)(5)(vii)(B).

(e)          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(f)          “Disability” shall mean the illness or other mental or physical disability of Buyko, as determined by a physician acceptable to Aeroflex and Buyko, resulting in his failure during the Employment Term, as the case may be, (i) to perform substantially his applicable material duties under this Agreement for a period of 90 consecutive days or 180 days in any 12 month period and (ii) to return to the performance of his duties within 30 days after receiving written notice of termination. Notwithstanding the foregoing, no such condition shall be considered a “Disability,” unless such condition also meets the requirements of being “Disabled” under Section 409A(a)(2)(C) of the Code.

(g)          “Employment Term” shall mean the period specified in Section 2(b) below.

(h)          “Fiscal Year” shall mean the 12-month period beginning on July 1 and ending on the next subsequent June 30, or such other 12-month period as may constitute Aeroflex’s fiscal year at any time hereafter.

(i)          “Good Reason” shall mean, at any time during the Employment Term, without Buyko’s prior written consent or his acquiescence:

(i)          reduction in his then current Salary;

(ii)         reduction in the bonus or incentive compensation opportunities available to Buyko;

(iii)        Aeroflex’s failure to pay Buyko any amounts otherwise vested and due him hereunder or under any plan or policy of Aeroflex;

(iv)        substantial diminution of Buyko’s duties or responsibilities;

(v)         assignment to Buyko of duties substantially incompatible with his position as a senior executive officer; or

(vi)        relocation of Aeroflex’s corporate headquarters to a location more than 35 miles from the location first above described.

provided, that the divesture by Aeroflex of assets representing up to sixty percent (60%) of Aeroflex’s EBITDA shall not result in a diminution of Buyko’s duties or responsibilities.

Buyko shall provide Aeroflex written notice specifying such event or deficiency constituting Good Reason within ninety (90) days following Buyko’s knowledge of the occurrence of such event and Aeroflex shall have thirty (30) days after receipt of such notice to cure the event or deficiency that would result in Good Reason.

(j)          “Salary” shall mean the annual salary provided for in Section 3 below, as adjusted from time to time.

(k)          “Spouse” shall mean, during the Employment Term, the woman who as of any relevant date is legally married to Buyko.

(l)          “Subsidiary” shall mean any corporation of which Aeroflex owns,

directly or indirectly, more than 50 percent of its voting stock.

2.	EMPLOYMENT TERM, POSITIONS AND DUTIES.

(a)          Employment of Buyko. Aeroflex hereby continues to employ Buyko, and Buyko hereby accepts continued employment with Aeroflex, in the positions and with the duties and responsibilities set forth below and upon such other terms and conditions as are hereinafter stated. Buyko shall render services to Aeroflex principally at Aeroflex’s corporate headquarters, but he shall do such traveling on behalf of Aeroflex as shall be reasonably required in the course of the performance of his duties hereunder.

(b)          Employment Term. The Employment Term shall terminate on August 15, 2015. In addition, the Employment Term shall automatically terminate upon any termination of Buyko’s employment pursuant to Section 5.

(c)          Titles and Duties.

(i)          Until the date of termination of his employment hereunder, Buyko shall be employed as the Executive Vice President of Aeroflex and President of Aeroflex Microelectronics Solutions, reporting to the chief executive officer of Aeroflex and the Board. In his capacity as Executive Vice President and President, Buyko shall have the customary powers, responsibilities and authorities of an executive vice president of corporations of the size, type and nature of Aeroflex.

(ii)         During the Employment Term, until a Change in Control, Buyko shall serve as a member of the Board of Directors of Aeroflex.

(d)          Time and Effort.

(i)          Buyko agrees to devote his best efforts and abilities and his full business time and attention to the affairs of Aeroflex in order to carry out his duties and responsibilities under this Agreement.

(ii)         Notwithstanding the foregoing, nothing shall preclude Buyko from (A) serving on the boards of a reasonable number of trade associations, charitable organizations and/or businesses not in competition with Aeroflex, (B) engaging in charitable activities and community affairs and (C) managing his personal investments and affairs; provided, however, that, such activities do not materially interfere with the proper performance of his duties and responsibilities specified in Section 2(c) above.

3.	SALARY.

(a)          Salary. Buyko shall receive from Aeroflex an annual Salary, payable in accordance with the regular payroll practices of Aeroflex, in a minimum amount of $425,000. The Board agrees to review Buyko’s Salary annually during the Employment Term and Buyko’s Salary may be increased (but not decreased) by the Board in its sole discretion.

(b)          Salary Increase. Any amount to which Buyko’s Salary is increased, as provided in Section 3(a) above or otherwise, shall not thereafter be reduced without his consent, and the term “Salary” as used in this Agreement shall refer to his Salary as thus increased. Pursuant to increases since the commencement of the Prior Agreement, Buyko’s annual Salary as of the Effective Date, is $520,000.

(c)          Annual Bonus.

(i)          For the 2014 Fiscal Year, Buyko shall be eligible to receive an annual bonus of between 50% and 150% of his Base Salary based upon the achievement of the Company’s EBITDA targets for the 2014 Fiscal Year as established by the Board. More particularly, (i) 50% of Buyko’s 2014 Base Salary will be awarded to Buyko as a bonus if the Company’s 2014 EBITDA is equal to the minimum 2014 EBITDA target established by the Board (the “Threshold EBITDA”); (ii) 100% of Buyko’s Base Salary will be awarded as a bonus if the Company’s 2014 EBITDA is equal to the 2014 EBITDA Target established by the Board (the “ EBITDA Target” or the “2014 Target Bonus”); and (iii) 150% of Buyko’s Base Salary will be awarded to Buyko as a bonus if the Company’s 2014 EBITDA is equal to or greater than the maximum 2014 EBITDA Target established by the Board (the “Maximum EBITDA”). Buyko’s 2014 bonus shall be determined by linear interpolation if the Company’s 2014 EBITDA is between the Threshold EBITDA and the EBITDA Target or between the EBITDA Target and the Maximum EBITDA, as the case may be. No annual bonus will be paid if the Company’s 2014 EBITDA is below the Threshold EBITDA for the 2014 Fiscal Year. The EBITDA Target shall be subject to equitable redetermination by the Board in the event of any divestiture, acquisition or other extraordinary event and to such modification, as may be appropriate, to reflect various types of accounting adjustments that historically and otherwise have been or are approved by the Compensation Committee.

(ii)         Beginning with Fiscal Year 2015 and for each Fiscal Year thereafter, during the term of Buyko’s employment hereunder, Buyko shall be eligible to earn an annual performance bonus (the “Performance Bonus”). The target amount of such annual bonus (if any) will be 100% percent of Buyko’s Base Salary for the applicable fiscal year (the “Target Bonus”). The minimum amount of such annual bonus will be 50% percent of Buyko’s Base Salary for the applicable fiscal year (the “Minimum Bonus”) and the maximum amount of such annual bonus will be 150% percent of Buyko’s Base Salary for the applicable fiscal year (the “Maximum Bonus”). The terms and conditions of the Performance Bonus will be as set forth in the Company’s applicable performance bonus plan, as the Company may adopt from time to time.

(iii)        Any annual bonus payable pursuant to this Section 3(c) shall be paid on or prior to March 15 of the year following the year such bonus is earned.

4.	EXPENSE REIMBURSEMENT; EMPLOYEE BENEFIT PLANS.

(a)          Reimbursements. During the Employment Term, Buyko shall be entitled to prompt reimbursement by Aeroflex for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be reasonably required by Aeroflex. In addition, during the Employment Term, Buyko shall be entitled to a car allowance of $750.00 per month, such amount to be paid monthly in accordance with the normal payroll practices of the Company.

(b)          Employee Benefit Plans. During the Employment Term, Buyko shall be entitled to participate in all employee benefit plans and programs that are made available to Aeroflex’s senior executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, pension and other retirement plans, profit-sharing plans, savings and similar plans, group life insurance, accidental death and dismemberment insurance, travel accident insurance, hospitalization insurance, surgical insurance, major and excess major medical insurance, dental insurance, short-term and long-term disability insurance, sick leave (including salary continuation arrangements), holidays, vacation (not less than four weeks in any calendar year) and any other employee benefit plans or programs that may be sponsored by Aeroflex from time to time, including plans that supplement the above-listed types of plans, whether funded or unfunded.

5.	TERMINATION OF EMPLOYMENT.

(a)          Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual agreement at any time. If they do so, Buyko’s entitlements shall be as the Parties mutually agree.

(b)          General. Notwithstanding anything to the contrary herein, in the event of termination of Buyko’s employment under this Agreement, he or his Beneficiary, as the case may be, shall be entitled to receive (in addition to payments and benefits under subsections (c) through (f) below, as applicable):

(i)          his Salary through the date of termination;

(ii)         any unused vacation from prior years;

(iii)        any reimbursements payable in accordance with Section 4 above of any business expenses incurred by Buyko through the date of termination buy not yet paid to him; and

(iv)        any other compensation or benefits that have vested through the date of termination or to which he may then be entitled in accordance with the applicable terms and conditions of each grant, award or plan.

(c)          Termination due to Death. In the event that Buyko’s employment terminates due to his death, his Beneficiary shall be entitled, in addition to the compensation and benefits specified in Section 5(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination.

(d)          Termination due to Disability. In the event of Disability, Aeroflex or Buyko may terminate Buyko’s employment. If Buyko’s employment terminates due to Disability, he shall be entitled, in addition to the compensation and benefits specified in Section 5(b), to any annual bonus for the current Fiscal Year based on actual performance of Aeroflex, prorated to the date of termination.

(e)          Termination by Aeroflex for Cause. Aeroflex may terminate Buyko’s employment hereunder for Cause only upon written notice to Buyko prior to any intended termination, which notice shall specify the grounds for such termination in reasonable detail. In the event that Buyko’s employment is terminated for Cause, he shall be entitled only to the compensation and benefits specified in Section 5(b).

(f)          Termination Without Cause or by Buyko for Good Reason.

(i)          Termination without Cause shall mean termination of Buyko’s employment by Aeroflex and shall exclude termination (A) due to death, Disability or Cause or (B) by mutual agreement of Buyko and Aeroflex. Aeroflex shall provide Buyko 15 days’ prior written notice of termination by it without Cause, and Buyko shall provide Aeroflex 30 days’ prior written notice of his termination for Good Reason.

(ii)         In the event of termination by Aeroflex of Buyko’s employment without Cause or of termination by Buyko of his employment for Good Reason, except in either such case within six (6) months prior or eighteen (18) months following a Change in Control, subject to Buyko’s execution and nonrevocation of a general release in favor of Aeroflex, its affiliates and their current and former officers, directors and employees, in substantially the form attached hereto as Exhibit A within 30 days following the date of such termination, Buyko shall be entitled, commencing, notwithstanding any provision to the contrary in Sections 5(f)(ii)(A)-(D), on the 30th day following such termination of employment (provided that, payments or benefits that would otherwise have been owed to Buyko prior to the 30th day after termination of employment shall be made to or on behalf of Buyko on the 30th day after his termination of employment), in addition to the compensation and benefits specified in Section 5(b), to the following payments and benefits:

(A)         his Salary, payable for the remainder of the Employment Term (assuming Buyko’s employment had not terminated) at the rate in effect immediately before such termination;

(B)         annual bonuses for the remainder of the Employment Term (assuming Buyko’s employment had not terminated) (including a prorated bonus for any partial Fiscal Year) equal to the average of the highest annual bonuses (not to exceed 3 years) awarded to him during the Fiscal Years (not to exceed 10 years) commencing after August 15, 2007 (including, without limitation, any bonus awarded to Buyko in the year of termination, which is unpaid as of the date of termination), such bonuses to be paid at the same time annual bonuses are regularly paid by Aeroflex to Buyko; and

(C)         for the continued benefit of Buyko and his eligible dependents, Aeroflex shall maintain in full force and effect until the earlier of (A) December 31 of the second calendar year following the calendar year of termination or (B) Buyko’s commencement of full-time employment with a new employer, at the same cost as is paid by similarly-situated continuing employees all medical and health plans and programs for which Buyko was eligible immediately prior to the date of termination, provided that Buyko’s continued participation is possible under the general terms and provisions of such plans and programs, and subject further to such periodic changes in such plans and programs as are generally applicable to all participants in such plans and programs. Buyko will be responsible for any income tax liability arising out of any continued participation in such health and medical plans and programs, and no additional employment service credits shall be given for the period of such continued participation; and

(D)         other benefits in accordance with applicable plans and programs of Aeroflex.

(iii)        Prior written consent by Buyko to any of the events described in Section 1(i) above shall be deemed a waiver by him of his right to terminate for Good Reason under Sections 5(f) or 5(g), as applicable, solely by reason of the events set forth in such waiver.

(g)          Termination Without Cause or by Buyko for Good Reason in Connection with a Change in Control. In the event there shall be, and only upon the occurrence of, a Change in Control then, if the Executive’s employment is terminated by the Company without Cause, or by the Executive for Good Reason, in either case within six (6) months prior thereto or within eighteen (18) months thereafter, subject to Section 10, Buyko shall be entitled, commencing, notwithstanding any provision to the contrary in this Section, on the 30th day following such termination of employment (provided that, payments or benefits that would otherwise have been owed to Buyko prior to the 30th day after termination of employment shall be made to or on behalf of Buyko on the 30th day after his termination of employment), in addition to the compensation and benefits specified in Section 5(b), to the following payments and benefits: (i) severance payments equal in the aggregate to two times the Executive’s Base Salary paid in equal monthly installments over the remaining Employment Term, (ii) a payment equal to two times the Executive’s the Target Bonus, such amount to be paid at the same time the annual bonus would have otherwise been paid by Aeroflex to Buyko for the year in which Buyko’s termination occurs, (iii) an unpaid bonus, in the amount of the Target Bonus, applicable for the Fiscal Year in which the Date of Termination occurs, prorated to the Date of Termination, such bonus, if any, to be paid at the time that the Company pays bonuses to other senior executives of the Company, and (iv) other benefits in accordance with applicable plans and programs of Aeroflex. In addition, Buyko and qualifying members of Buyko’s family shall be entitled to continue to participate, at the Company’s expense, in the Company’s Welfare Plans, including medical, dental and prescription coverage, for a period of eighteen (18) months.

(h)          Payments; Compliance with Section 409A of the Code. Notwithstanding anything herein to the contrary, if (i) Buyko is to receive payments or benefits under Section 5 by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) Buyko is a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject Buyko to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of Buyko’s employment, then such payment or benefit required under Section 5 shall not commence until the first day which is at least six months after the termination of Buyko’s employment. Such payments or benefits, which would have otherwise been required to be made over such six month period, shall be paid to Buyko in one lump sum payment or otherwise provided to Buyko as soon as administratively feasible after the first day which is at least six months after the termination of Buyko’s employment. Thereafter, the payments and benefits shall continue, if applicable, for the relevant period set forth in Section 5. For purposes of this Agreement, all references to “termination of employment” and other similar language shall be deemed to refer to Buyko’s “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

6.	NO DUTY TO MITIGATE; NO OFFSET.

Buyko shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payment hereunder be subject to offset in the event Buyko does receive compensation for services from any other source.

7.	PARACHUTES.

If, in connection with a Change in Control, Aeroflex determines in good faith that any payments or benefits (whether made or provided pursuant to this Agreement or otherwise) (each a “Payment”) provided to Buyko constitute “parachute payments” within the meaning of Section 280G of the Code, and may be subject to an excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”) or to any similar tax imposed by state or local law, then the aggregate amount of Payments payable to Buyko shall be reduced to the aggregate amount of Payments that may be made to Buyko without incurring an Excise Tax; provided, however, that such reduction shall only be effected if the aggregate after-tax value of the Payments retained by Buyko (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Buyko without any such reduction, as determined by Aeroflex’s auditors. Any such reduction in the preceding sentence shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.

8.	CONFIDENTIAL INFORMATION.

(a)          General.

(i)          Buyko understands and hereby acknowledges that as a result of his employment with Aeroflex he will necessarily become informed of and have access to certain valuable and confidential information of Aeroflex and any of its Subsidiaries, joint ventures and affiliates, including, without limitation, inventions, trade secrets, technical information, computer software and programs, know-how and plans (“Confidential Information”), and that any such Confidential Information, even though it may be developed or otherwise acquired by Buyko, is the exclusive property of Aeroflex to be held by him in trust solely for Aeroflex’s benefit.

(ii)         Accordingly, Buyko hereby agrees that, during the Employment Term and thereafter, he shall not, and shall not cause others to, use, reveal, report, publish, transfer or otherwise disclose to any person, corporation or other entity any Confidential Information without prior written consent of the Board, except to (A) responsible officers and employees of Aeroflex or (B) responsible persons who are in a contractual or fiduciary relationship with Aeroflex or who need such information for purposes in the interest of Aeroflex. Notwithstanding the foregoing, the prohibitions of this clause (ii) shall not apply to any Confidential Information that becomes of general public knowledge other than from Buyko or is required to be divulged by court order or administrative process; provided that Buyko shall give prompt written notice to Aeroflex of such requirement, disclose no more information than is so required, and cooperate with any attempts by Aeroflex to obtain a protective order or similar treatment.

(b)          Return of Documents. Upon termination of his employment with Aeroflex for any reason, Buyko shall promptly deliver to Aeroflex all plans, drawings, manuals, letters, notes, notebooks, reports, computer programs and copies thereof and all other materials, including without limitation those of a secret or confidential nature, relating to Aeroflex’s business that are then in his possession or control.

(c)          Remedies and Sanctions. In the event that Buyko is found to be in violation of Section 8(a) or (b) above, Aeroflex shall be entitled to relief as provided in Section 10 below.

9.	NONCOMPETITION/NONSOLICITATION.

(a)          Prohibitions. During Buyko’s employment with Aeroflex and until the later of (x) the period in which Buyko is entitled to continued severance payments pursuant to Section 5 and (y) one year following the Buyko’s termination of employment for any reason, Buyko shall not, without prior written authorization of the Board, directly or indirectly,

(i)          whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of Aeroflex or a subsidiary, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by Aeroflex or any of its subsidiaries on the date of Buyko’s termination of employment or within twelve (12) months of Buyko’s termination of employment in the geographic locations where Aeroflex and its subsidiaries engage or propose to engage in such business;

(ii)         solicit or induce any customer of Aeroflex to cease purchasing goods or services from Aeroflex or to become a customer of any competitor of Aeroflex; or

(iii)        solicit or attempt to solicit any employee of Aeroflex or any of its subsidiaries (a “Current Employee”) or any person who was an employee of Aeroflex or any of its subsidiaries during the twelve (12) month period immediately prior to the date Buyko’s employment terminates (a “Former Employee”) to terminate such employee’s employment relationship with Aeroflex in order, in either case, to enter into a similar relationship with Buyko, or any other person or any entity or hire any employee or Former Employee.

(b)          Remedies and Sanctions. In the event that Buyko is found to be in violation of Section 9(a) above, Aeroflex shall be entitled to relief as provided in Section 10 below.

(c)          Exceptions. Notwithstanding anything to the contrary in Section 9(a) above, its provisions shall not be construed as preventing Buyko from investing his assets in any business that is not a direct competitor of Aeroflex.

10.	REMEDIES/SANCTIONS.

Buyko acknowledges that the services he is to render under this Agreement are of a unique and special nature, the loss of which cannot reasonably or adequately be compensated for in monetary damages, and that irreparable injury and damage may result to Aeroflex in the event of any breach of this Agreement or default by Buyko. Because of the unique nature of the Confidential Information and the importance of the prohibitions against competition and solicitation, Buyko further acknowledges and agrees that Aeroflex will suffer irreparable harm if he fails to comply with his obligations under Section 8(a) or (b) above or Section 9(a) above and that monetary damages would be inadequate to compensate Aeroflex for any such breach. Accordingly, Buyko agrees that, in addition to any other remedies available to either Party at law, in equity or otherwise, Aeroflex will be entitled to seek injunctive relief or specific performance to enforce the terms (without the posting of a bond), or prevent or remedy the violation, of any provisions of this Agreement. In addition, without limiting Aeroflex’s remedies for any breach of any restriction on Buyko set forth in Sections 8(a) or (b) above or Section 9(a) above, except as required by law, Aeroflex will have no obligation to pay or provide any of the amounts or benefits under Section 5 above.

11.	BENEFICIARIES/REFERENCES.

Buyko shall be entitled to select (and change, to the extent permitted under any applicable law) a Beneficiary or Beneficiaries to receive any compensation or benefit payable under this Agreement following his death by giving Aeroflex written notice thereof; provided, however, that absent any then effective contrary notice, his Beneficiary shall be his surviving Spouse. In the event of Buyko’s death, or of a judicial determination of his incompetence, reference in this Agreement to Buyko shall be deemed to refer, as appropriate, to his Beneficiary, estate or other legal representative.

12.	WITHHOLDING TAXES.

All payments to Buyko or his Beneficiary under this Agreement shall be subject to withholding on account of federal, state and local taxes as required by law.

13.	INDEMNIFICATION AND LIABILITY INSURANCE.

Nothing herein is intended to limit Aeroflex’s indemnification of Buyko, and Aeroflex shall indemnify him to the fullest extent permitted by applicable law consistent with Aeroflex’s Certificate of Incorporation and By-Laws as in effect on the Effective Date, with respect to any action or failure to act on his part while he is an officer, director or employee of Aeroflex or any Subsidiary. Aeroflex shall cause Buyko to be covered at all times by directors’ and officers’ liability insurance on terms no less favorable than provided to other directors’ and officers’. Aeroflex shall continue to indemnify Buyko as provided above and maintain such liability insurance coverage for him after the Employment Term for any claims that may be made against him with respect to his service as a director or officer of Aeroflex.

14.	EFFECT OF AGREEMENT ON OTHER BENEFITS.

The existence of this Agreement shall not prohibit or restrict Buyko’s entitlement to participate fully in compensation, employee benefit and other plans of Aeroflex in which senior executives are eligible to participate.

15.	ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Buyko) and assigns. No rights or obligations of Aeroflex under this Agreement may be assigned or transferred by Aeroflex except pursuant to (a) a merger or consolidation in which Aeroflex is not the continuing entity or (b) sale or liquidation of all or substantially all of the assets of Aeroflex, provided that the surviving entity or assignee or transferee is the successor to all or substantially all of the assets of Aeroflex and such surviving entity or assignee or transferee assumes the liabilities, obligations and duties of Aeroflex under this Agreement, either contractually or as a matter of law.

16.	REPRESENTATIONS.

The Parties respectively represent and warrant that each is fully authorized and empowered to enter into this Agreement and that the performance of its or his obligations, as the case may be, under this Agreement will not violate any agreement between such Party and any other person, firm or organization. Aeroflex represents and warrants that this Agreement has been duly authorized by all necessary corporate action and is valid, binding and enforceable in accordance with its terms.

17.	ENTIRE AGREEMENT.

Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof, including without limitation the Prior Agreement, as amended. Payments and benefits provided under this Agreement are in lieu of any payments or other benefits under any severance program or policy of Aeroflex to which Buyko would otherwise be entitled.

18.	AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Buyko and an authorized officer of Aeroflex. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Party to be charged with the waiver. No delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

19.	SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

20.	SURVIVAL.

The respective rights and obligations of the Parties under this Agreement shall survive any termination of Buyko’s employment with Aeroflex.

21.	GOVERNING LAW/JURISDICTION.

This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York, without reference to principles of conflict of laws.

22.	NOTICES.

Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered either personally, by fax, by overnight delivery service (such as Federal Express) or sent by certified or registered mail postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as the Party may subsequently give notice of.

If to Aeroflex or the Board:

Aeroflex Incorporated

35 South Service Road

Plainview, NY 11803

Attention: General Counsel

FAX: (516) 694-4823

With a copy to:

Veritas Capital Management II, LLC

660 Madison Avenue, 14th Floor

New York, New York 10021

Attention: Benjamin Polk

And a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Michael Littenberg

Telephone: (212) 756-2000

Fax:            (212) 593-5955

If to Buyko:

John E. Buyko

28 Beaumont Drive

Dix Hills, New York 11747

23.	HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.	COUNTERPARTS.

This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument.

25.	COMPLIANCE WITH CODE 409A.

It is intended that any expense reimbursement made under this Agreement shall be exempt from Code Section 409A. Notwithstanding the foregoing, if any expense reimbursement shall be determined to be ‘deferred compensation’ within the meaning of Code Section 409A, including without limitation any reimbursement under Sections 4 and 5(f)(ii)(C), then the reimbursement shall be made to Buyko as soon as practicable after submission of the reimbursement request, but no later than December 31 of the year following the year during which such expense was incurred.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EMPLOYEE:

/s/ John E. Buyko
John E. Buyko

AEROFLEX INCORPORATED

By: /s/ John Adamovich, Jr.
Name: John Adamovich, Jr.
Title: Senior Vice President and Chief Financial Officer

Exhibit A

GENERAL RELEASE

I, John Buyko, in consideration of and subject to the terms and conditions set forth in the Employment Agreement dated as of April __, 2013 (the “Employment Agreement”) to which this General Release is attached, and other good and valuable consideration, do hereby release and forever discharge Aeroflex Incorporated (the “Company”), VGG Holding LLC, AX Holding Corp. and their current and former officers, directors, partners, members, shareholders, investors, employees, attorneys, agents, predecessors, successors, affiliates, assigns and legal representatives (together, the “Company Released Parties”), from any and all claims, charges, manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever which I, my heirs, executors, administrators and assigns have, or may hereafter have against the Company Released Parties arising out of or by reason of any cause, matter or thing whatsoever, whether known or unknown, from the beginning of the world to the date hereof (“Claims”), including, without limitation, in connection with or relating to, my employment or termination of employment with the Company and its subsidiaries, the Employment Agreement, all employment-related matters arising under any federal, state or local statute, rule or regulation or principle of contract law or common law and any claims of employment discrimination, unlawful harassment or retaliation claims and claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Fair Labor Standards Act (to the extent allowed by law), 29 U.S.C. § 201 et seq., Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act, 42 U.S.C. § 1981 et seq., the Americans with Disabilities Act of 1993, 42 U.S.C. § 12900 et seq., the Family and Medical Leave Act of 1990 (to the extent allowed by law), 42 U.S.C. § 12101, et seq., the New York State Human Rights Law, N.Y. Exec. Law § 290 et seq., the New York State Labor Law, N.Y. Labor Law § 1 et seq., and the New York City Human Rights Law, N.Y.C. Admin. Code § 8-107 et seq., provided, that this General Release shall not constitute a release of any Claims that arise from a breach of (i) Sections 3(c)(i), 5, 7 and/or 13 of the Employment Agreement, (ii) the Contribution Agreement between VGG Holding LLC and me, (iii) the Amended and Restated Limited Liability Agreement of VGG Holding LLC, as amended from time to time or (iv) any benefit under any tax-qualified plan sponsored, maintained or contributed to by the Company.

I acknowledge that I have been advised to consult with legal counsel. I acknowledge that I have been provided with the opportunity to review and consider this General Release for twenty-one (21) days from the date it was provided to me. If I elect to sign before the expiration of the twenty-one (21) days, I acknowledge that I will have chosen, of my own free will without any duress, to waive my right to the full twenty-one (21) day period. I understand that I may revoke this General Release within seven (7) days after my execution by sending a written notice of revocation to __________ at the Company at ____________________, received within the seven-day revocation period.

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I acknowledge that I have not relied on any representations or statements not set forth in the Employment Agreement or in this General Release. Unless otherwise publicly-filed by the Company, I will not disclose the contents or substance of this General Release to any third parties, other than my spouse, attorneys, accountants, or as required by law, and I will instruct each of the foregoing not to disclose the same. I am signing this General Release knowingly, voluntarily and with full understanding of its terms and effects.

This General Release will be governed by and construed in accordance with the laws of the State of New York. If any provision in this General Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.

In witness hereof, I have executed this General Release this ___ day of _____, 201_.

John E. Buyko

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